Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-195111 on Form S-8 of our report dated April 1, 2016 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the fact that the combined financial statements, constituting the periods prior to April 4, 2014, include the Lands’ End business of Sears Holdings Corporation and were derived from the consolidated financial statements and accounting records of Sears Holdings Corporation (“Holdings”) and include expense allocations for certain corporate functions historically provided by Holdings which may not be reflective of the actual expenses which would have been incurred if the Lands’ End business of Holdings operated as a separate entity apart from Holdings), relating to the consolidated and combined financial statements of Lands’ End, Inc. and subsidiaries, and the effectiveness of Lands’ End, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lands’ End, Inc. for the fiscal year ended January 29, 2016.

/s/ DELOITTE & TOUCHE LLP

Davenport, Iowa
April 1, 2016